SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Universal Electronics, Inc.

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April 30, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Universal Electronics Inc., to be held on Tuesday, June 16, 2009 at 4:00 p.m., Pacific Daylight Time, at our corporate office, 6101 Gateway Drive, Cypress, California 90630. We urge you to be present in person or represented by proxy at this Meeting of Stockholders.

You will be asked to consider and vote upon the election of a member of our Board of Directors and the ratification of the Board of Directors’ engagement of our independent registered public accountants for the year ending December 31, 2009. Details of these proposals and a description of our general business, directors and management are set forth in the accompanying Proxy Statement. The Board of Directors unanimously recommends that stockholders vote to approve all of the proposals.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares are represented. Therefore, please promptly complete, sign, date and return the enclosed proxy card in the accompanying envelope, which requires no postage if mailed within the United States. You are, of course, welcome to attend the Annual Meeting and vote in person even if you previously returned your proxy card.

On behalf of the Board of Directors and management of Universal Electronics Inc., we thank you for all of your support.

Sincerely yours,

Paul D. Arling
Chairman and Chief Executive Officer

UNIVERSAL ELECTRONICS INC.
6101 Gateway Drive
Cypress, California 90630
714-820-1000
714-820-1010 Facsimile
www.uei.com

UNIVERSAL ELECTRONICS INC.
Corporate Headquarters:
6101 Gateway Drive
Cypress, California 90630

Notice of Annual Meeting of Stockholders
to be Held on Tuesday, June 16, 2009

The 2009 Annual Meeting of Stockholders of Universal Electronics Inc., a Delaware corporation (“Universal,” the “Company,” “we,” “us” or “our”), will be held on Tuesday, June 16, 2009 at 4:00 p.m., Pacific Daylight Time, at our corporate office, 6101 Gateway Drive, Cypress, California 90630. Doors to the meeting will open at 3:30 p.m.

The meeting will be conducted:

1. To consider and vote upon the following proposals (collectively, the “Proposals”), each of which is described in more detail in the accompanying Proxy Statement:

Proposal One:  The election of Paul D. Arling as a Class I director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2010 or until the election and qualification of his successor; and

Proposal Two:  Ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2009.

2. To consider and act upon such other matters as may properly come before the meeting or any and all postponements or adjournments thereof.

Only stockholders of record at the close of business on April 17, 2009 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Tuesday, June 16, 2009, at 4:00 p.m. (Pacific Daylight Time).

The Proxy Statement and the Annual Report on Form 10-K are available at www.uei.com under the heading “About Us” and then “Investor” and then “SEC Filings”.

Richard A. Firehammer, Jr.
Senior Vice President, General
Counsel and Secretary

April 30, 2009

Each Stockholder is Requested to Execute and Promptly Return the
Enclosed Proxy Card in the Enclosed Prepaid Envelope.

UNIVERSAL ELECTRONICS INC.

Proxy Statement
Annual Meeting of Stockholders

To be held on Tuesday, June 16, 2009

Dated as of and Mailed on or about April 30, 2009

Introduction

This Proxy Statement (the “Proxy Statement”) is being furnished to stockholders of Universal Electronics Inc., a Delaware corporation (“Universal,” the “Company,” “we,” “us” or “our”), in connection with the solicitation of proxies by our Board of Directors (the “Board” or the “Board of Directors”) from holders of record of our outstanding shares of common stock, par value $.01 per share (“our Common Stock”), as of the close of business on April 17, 2009 (the “Annual Meeting Record Date”) for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 16, 2009, at 4:00 p.m. (Pacific Daylight Time) at our office, 6101 Gateway Drive, Cypress, California 90630 and at any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 30, 2009. Our world headquarters and principal executive offices are located at 6101 Gateway Drive, Cypress, California 90630.

Voting Rights and Proxy Information

Only the holders of shares of our Common Stock as of the close of business on the Annual Meeting Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Such holders of shares of our Common Stock are entitled to one vote per share on any matter that may properly come before the Annual Meeting. The presence, either in person or by properly executed and delivered proxy, of the holders of a majority of the outstanding shares of our Common Stock, as of the Annual Meeting Record Date, is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the stockholders at such meeting. Under Delaware law, shares of our Common Stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

The affirmative vote of a plurality of shares of our Common Stock voted at the Annual Meeting is required to elect any director nominated pursuant to Proposal One. One Class I director will be elected at the Annual Meeting. The nominee who receives the greatest number of votes cast for the Class I directorship will be elected. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) as to Proposal One will have no impact on the election of the director, except to the extent that the failure to vote for one individual results in another individual receiving a greater number of votes. Thus, the withholding of a vote with respect to the election of a particular nominee for director will have the practical effect of a vote against that nominee.

Passage of Proposal Two or any other question or matter properly brought before the Annual Meeting requires the approval of a majority of the shares of our Common Stock present in person or represented by proxy at the Annual Meeting. An abstention with respect to any share will have the practical effect of a vote against Proposal Two or any other question or matter properly brought before the Annual Meeting. A broker non-vote with respect to any share will not affect the passage of Proposal Two or any other question or matter properly brought before the Annual Meeting, since the share is not considered present for voting purposes.

As of April 17, 2009, there were 13,616,847 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting. The directors and executive officers intend to vote in accordance with the recommendations of the Board with respect to Proposals One and Two, as well as any other question or matter properly brought before the Annual Meeting.

All shares of our Common Stock represented at the Annual Meeting by properly executed and delivered proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated for any Proposal, such proxies will be voted in accordance with the recommendations of the Board as set forth herein with respect to such Proposal.

If a quorum is not present at the time the Annual Meeting is convened or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, then we may adjourn the Annual Meeting with or without a vote of the stockholders. If we propose to adjourn the Annual Meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of our Common Stock for which they have voting authority in favor of such adjournment.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with Computershare Trust Company, N.A. in its capacity as our transfer agent (the “Transfer Agent”), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of our Common Stock and delivering it to the Transfer Agent at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.

PROPOSAL ONE: ELECTION OF DIRECTOR

General

The number of directors is presently set at nine and is divided into two classes. A Class I Director is a director who is also an employee of Universal and is elected each year at the Annual Meeting of Stockholders to serve a one-year term. A Class II Director is a director who is not an employee and is generally elected every even-numbered year at the Annual Meeting of Stockholders to serve a two-year term.

We currently have six directors; one is a Class I Director and five are Class II Directors. After this Annual Meeting of Stockholders, assuming all those nominated are elected, there will be six members of the Board, one (1) Class I director, five (5) Class II directors and three (3) vacancies. We retain vacancies to accommodate additional qualified directors who come to the attention of the Board.

The term of the sole Class I Director expires at this year’s Annual Meeting. The Board has nominated and recommends the re-election of Mr. Arling as a Class I Director for a one-year term expiring at the 2010 Annual Meeting of Stockholders.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of Mr. Arling.

If elected, Mr. Arling has consented to serve as our director for a one-year term and until his successor is elected and qualified. If additional persons are nominated for election as director, the proxy holders intend to vote all proxies received by them in a manner intended to ensure the election of Mr. Arling. However, consistent with their authority, the proxy holders will determine the specific nominees for whom to vote, and in no event will they vote to fill more than one position. Although it is not contemplated that the nominee will be unable to serve as director, in such event, the proxies will be voted by the proxy holders for such other person or persons as may be designated by the present Board. Information with respect to Mr. Arling is set forth below.

Nominee for Election as Class I Director

Paul D. Arling Chairman and Chief Executive Officer Director since 1996 Age: 46	Mr. Arling is Chairman and Chief Executive Officer of Universal. He has held the positions of Chairman since July 2001 and Chief Executive Officer since October 2000. He was our President from September 1998 until May 2001. He was our Chief Operating Officer from September 1998 until his promotion to Chief Executive Officer in October 2000. He was our Senior Vice President and Chief Financial Officer from May 1996 until August 1998. Prior to joining us, from 1993 through May 1996, he served in various capacities at LESCO, Inc. (a manufacturer and distributor of professional turf care products) with the most recent being Acting Chief Financial Officer. At the 2008 Annual Meeting of Stockholders, Mr. Arling was re-elected as a Class I Director to serve until the 2009 Annual Meeting of Stockholders.

Vote Required

The nominee receiving the greatest number of votes cast for the Class I directorship will be elected to the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOREGOING
NOMINEE AS DIRECTOR OF OUR COMPANY.

Corporate Governance

Governance Principles

The Board believes that effective corporate governance is critical to our ability to create value for our stockholders and the Board has adopted policies intended to improve corporate governance. The Board will continue to monitor emerging developments in corporate governance and augment our policies and procedures when required or when the Board determines that such changes would benefit us and our stockholders. Our Corporate Governance page, which can be accessed from our website home page, includes our Corporate Governance Guidelines, Director Independence Standards, Code of Conduct and our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee Charters. To access the Corporate Governance page from our website home page, www.uei.com, select “About Us” at the top of the page, then select “Investor Relations” from the menu that appears (in order to reach the Investor page) and select “Corporate Governance” on the Investor page.

Director Independence

The Board has adopted Director Independence Standards to assist in determining the independence of each director. In order for a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with Universal. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships and such other criteria as the Board may determine from time to time. These Director Independence Standards are published on our Corporate Governance page at www.uei.com. The Board has determined that each of the five current Class II Directors, Messrs. Chahil, Mulligan, Sparkman, Stapleton and Zinser meets these standards and thus is independent and, in addition, satisfies the independence requirements of the NASDAQ Stock Market.

All members of the Audit, Compensation and Corporate Governance and Nominating Committees must be independent as defined by the Board’s “Director Independence Standards.” Members of the Audit Committee must also satisfy additional Securities and Exchange Commission (“SEC”) independence requirements, which provide that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fees from Universal or any of its subsidiaries other than their director compensation.

Code of Conduct

The Board has adopted a Code of Conduct applicable to our officers, directors and employees, including without limitation our principal executive officer, principal financial officer and principal accounting officer. Any person subject to the Code of Conduct must avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, report all violations of the Code of Conduct and potential conflicts of interest and otherwise act with integrity and Universal’s best interest. The Code of Conduct also includes procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Code of Conduct complies with the requirements of NASD and the Sarbanes-Oxley Act of 2002 and is posted on the Corporate Governance page of our website at www.uei.com. Any amendment to the Code of Conduct or waiver of its provisions with respect to our principal executive officer, principal financial officer or principal accounting officer or any director will be promptly posted on our website.

Additionally, at the direction of the Board of Directors, management has established an “Ethics Line” to assist our employees in complying with their ethical and legal obligations and reporting suspected violations of applicable laws, policies or procedures. The Ethics Line is operated by Ethicspoint, an independent third party. Information about our Ethics Line can be found on the Corporate Governance page of our website at www.uei.com.

Communication with Directors

The Board has adopted a process by which stockholders and other interested parties may communicate with the Board, certain committee chairs or the non-management directors as a group by e-mail or regular mail. That process is described on the Corporate Governance page of our website at www.uei.com. Any communication by regular mail should be sent to Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630, to the attention, as applicable, of the (i) Chair, Board of Directors; (ii) Chair, Audit Committee; (iii) Chair, Compensation Committee; (iv) Chair, Corporate Governance and Nominating Committee; or (v) the Non-Management Directors, c/o Lead Director.

Stockholder Nominations for Director

The Board’s Corporate Governance and Nominating Committee (discussed below) actively seeks individuals to become Board members who have the highest personal and professional character and integrity, who possess appropriate characteristics, skills, experience and time to make a significant contribution to the Board, Universal and our stockholders, who have demonstrated exceptional ability and judgment, and who will be most effective, in the context of the whole Board and other nominees to the Board, in ensuring our success and representing stockholders’ interests. The Corporate Governance and Nominating Committee may employ professional search firms (for which we would pay a fee) to assist in identifying potential Board members with the desired skills and disciplines.

The Corporate Governance and Nominating Committee considers stockholder recommendations for director nominations on the same basis and in the same manner as it considers recommendations for director nominations from any other source. Any stockholder may submit a nomination in writing to our Secretary, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. In order for the Corporate Governance and Nominating Committee to consider any stockholder recommendation for director nominations at this Annual Meeting of Stockholders, the recommendation must have been received by the Company by the close of business on December 31, 2008 and must have complied with the requirements of, and be accompanied by all the information required by, the Securities and Exchange Commission’s proxy rules and Article IV of our Amended and Restated By-laws (Article IV is included with this Proxy Statement as Appendix A). We received no stockholder recommendations for director nominations for this Annual Meeting of Stockholders.

Board of Directors and Committees

The Board is responsible for establishing broad corporate policies and our overall performance. Generally, directors discharge their responsibilities at Board and committee meetings. During 2008, the Board met formally seven times. Messrs. Arling, Mulligan and Zinser each attended 100% of the meetings of the Board. Mr. Stapleton attended all the Board meeting after joining the Board in April 2008. Mr. Sparkman missed one Board meeting and Mr. Chahil missed two Board meetings.

Messrs. Chahil, Mulligan, Sparkman and Zinser each attended 100% of the meetings of the committees on which they served during 2008.

We encourage each director to attend every annual meeting of stockholders; however, since attendance by our stockholders at these meetings has historically been via proxy and not in person, our outside directors have not regularly attended these meetings. At the 2008 Annual Meeting of Stockholders, no stockholders attended in person and one director, Mr. Arling, was present.

The Board appoints committees to help carry out its duties. The Board has three standing committees: (i) Audit, (ii) Compensation, and (iii) Corporate Governance and Nominating. In addition, from time to time, the Board may establish ad hoc committees to provide the Board with advice and guidance as to specific matters. The members of each committee (including any ad hoc committee) are appointed by the Board and serve at its discretion. A majority of the members of any committee constitutes a quorum, and the acts of a majority of the members present, or acts approved in writing by all of the members, are acts of that committee. Only independent directors serve on the Audit, Compensation and Corporate Governance and Nominating Committees. The Board has established charters for each of the committees, which are posted on our Corporate Governance page at www.uei.com. We had five Class II Directors, none of whom was an officer or employee of Universal or any of its subsidiaries as of December 31, 2008. Each member of the Audit, Compensation and Corporate Governance and Nominating Committees was independent as defined in Rule 4200(a)(13) of the listing standards of the National Association of Securities Dealers, Inc.

Audit Committee

During 2008, the members of the Audit Committee were Messrs. Zinser (Chairman of the Committee), Mulligan and Sparkman. The Board has determined that Mr. Zinser is a financial expert. We do not compensate any member of the Audit Committee, except fees for service as a director.

The Audit Committee is primarily concerned with the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor and the performance of our internal audit function and independent auditor. The Audit Committee’s functions include (i) meeting with our independent registered public accounting firm and management representatives, (ii) making recommendations to the Board regarding the appointment of the independent registered public accounting firm, (iii) approving the scope of audits and other services to be performed by the independent registered public accounting firm, (iv) establishing pre-approval policies and procedures for all audit, audit-related, tax and other fees to be paid to the independent registered public accounting firm, (v) considering whether the performance of any professional service by the registered public accountants could impair their independence, and (vi) reviewing the results of external audits, the accounting principles applied in financial reporting, and financial and operational controls. The independent registered public accountants have unrestricted access to the Audit Committee, and the members of the Audit Committee have unrestricted access to the independent registered public accountants. During 2008, there were four Audit Committee meetings.

Compensation Committee

During 2008, the members of the Compensation Committee were Messrs. Sparkman (Chairman of the Committee) and Chahil, neither of whom was an officer or employee of Universal or any of its subsidiaries. The Compensation Committee’s primary functions include making recommendations to the Board and approving policies and procedures relating to the CEO and executive officers’ (including the Named Executives) compensation, various employee incentive and stock-based compensation plans and approving individual salary adjustments and stock-based awards. The Compensation Committee also makes recommendations regarding the compensation of our directors. During 2008, there was one Compensation Committee meetings and the Committee acted once by unanimous written consent. Additional information regarding the committee’s processes related to executive compensation is addressed in the Compensation Discussion and Analysis section below.

Compensation Committee Interlocks and Insider Participation

During 2008, none of the members of the Compensation Committee had any business or financial relationship with Universal requiring disclosure in this Proxy Statement.

Corporate Governance and Nominating Committee

During 2008, the members of the Corporate Governance and Nominating Committee were Messrs. Mulligan (Chairman of the Committee), Chahil and Sparkman. The Corporate Governance and Nominating Committee consider Board nominees to the extent permitted under, and made pursuant to the procedures established by, Article IV of our Amended and Restated By-laws. Procedures for stockholder nominations are discussed above under the caption “Corporate Governance — Stockholder Nominations for Director.”

The Corporate Governance and Nominating Committee also fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to the qualifications of director candidates, the selection of committee assignments and chairs, and related matters affecting the Board. During 2008, the Corporate Governance and Nominating Committee did not meet but acted three times by unanimous written consent.

Compensation Discussion and Analysis

Overview

The goal of our executive officer compensation program is the same as our goal for operating the Company — to create long-term value for our stockholders. Toward this goal, our compensation programs for our executives (including, the “Named Executives” (as defined below)) have been and will be designed to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with the Company for long and productive careers. Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary, discretionary bonus, equity incentive compensation and a long-term performance-based executive incentive plan that was driven by the achievement of objective financial performance criteria. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the Company.

Compensation Objectives

Performance — Our five executives who are identified in the Summary Compensation Table below (whom we refer to as our “Named Executives”) have a combined total of approximately 49 years with Universal, during which they have held different positions and have been promoted to increasing levels of responsibility. The compensation of each Named Executive reflects his management experience, continued high performance and exceptional career of service to the Company over a long period of time. Key elements of compensation that depend upon the Named Executives’ performance include:

•	annual base salary established with input from an independent consultant and other sources, including input from the Company’s CEO (for executives other than the CEO);

•	a discretionary, performance-based cash bonus that is based on an assessment of performance against pre-determined quantitative and qualitative measures within the context of our overall performance;

•	equity incentive compensation in the form of stock options, restricted stock, stock appreciation rights and/or phantom stock awards subject to vesting schedules that require continued service with us. No stock option grants, stock appreciation rights, or phantom stock awards were issued to any executive during 2008 and 2007. The Compensation Committee granted 56,121 and 0 restricted stock units to the five Named Executives during 2008 and 2007, respectively; and

•	an Executive Long-Term Incentive Plan (“ELTIP”) that was contingent upon achieving two specific Company level financial goals over 2007 and 2008, and continued service for four years.

Alignment — We seek to align the interests of our executives with those of our investors by evaluating executive performance on the basis of key financial measurements, which we believe closely correlate to long-term stockholder value, including net sales, organic growth, operating profit, earnings per share, operating margins, cash flow from operating activities and total stockholder return. The key elements of compensation that align the interests of the executives with stockholders include:

•	equity incentive compensation, which links a significant portion of compensation to long-term stockholder value as the total amount realized corresponds to stock price appreciation;

•	the ELTIP was fully at risk based on the growth of earnings per share and net revenue, which are key performance measurements that drive long-term shareholder value; and

•	the discretionary cash bonus supports the achievement of long-term stockholder value by providing our executives incentive to implement the necessary short-term steps to reach our long-term objectives.

Retention — Our executives are often presented with other professional opportunities, including those at potentially higher compensation levels. We attempt to retain our executives by using continued service as a determinant of total pay opportunity. Key elements of compensation that require continued service to receive the maximum payout include:

•	extended vesting terms on elements of equity compensation, including restricted stock and stock options;

•	the ELTIP, which would not begin paying out until the third year of the plan, and then only a prorate portion of the award each quarter during the remaining two years of the plan. Only if the executive remains with the Company for the entire four-year retention incentive period would the executive receive the full amount awarded under the plan; and

•	other discretionary programs utilized by the Compensation Committee from time to time to retain key employees, such as “stay bonuses”.

Implementing Our Objectives

Determining Compensation

When making compensation decisions, the Compensation Committee begins by reviewing competitive market data obtained from a variety of sources to compare our executive pay levels to other companies. The Compensation Committee does not use formulas or rigidly set the compensation of our executives based on this data alone. After reviewing the market data the Compensation Committee examines our executive compensation structure to assess whether we are meeting our intent to recognize and reward the contributions of all our executives, in achieving our strategic and business goals, while aligning our compensation program with our guiding objectives. Once our executive compensation structure is examined, the Compensation Committee evaluates the performance of each executive. Throughout the process, the Compensation Committee considers input from our CEO and periodically from a independent compensation consultant (Towers Perrin).

The performance rating of our executive officers (including our Named Executives) depends on various factors. This assessment has generally been subjective, not subject to weightings or formulas. Executives are rated based on the following three criteria:

1. performance;

2. individual capability and maturity in their role; and

3. role criticality and the difficulty to replace the executive.

Each executive is carefully evaluated against established goals while taking into consideration the business environment. Specific factors evaluated during this process include the following:

•	key financial measurements such as net sales, organic growth, operating profit, earnings per share, operating margins, cash flow from operating activities and total stockholder return;

•	strategic objectives such as acquisitions, dispositions or joint ventures, technological innovation and globalization;

•	promoting commercial excellence by launching new or continuously improving products or services, being a leading market player and attracting and retaining customers;

•	achieving specific operational goals for the Company, including improved productivity, efficiency and risk management;

•	achieving excellence in their organizational structure and among their employees;

•	supporting Company values by promoting a culture of unyielding integrity through compliance with laws and our ethics policies; and

•	scope and duration over which each executive has performed their responsibilities, experience, salary history and the executive’s current salary.

The Compensation Committee’s assessment for each of the three criteria are combined into an overall assessment. The overall assessment indicates the warranted placement of the individual executive in the lower, middle or upper third of the total direct compensation range (annual base salary and bonus and long-term compensation). This range is calculated utilizing the compensation observed in the benchmarking data for comparable positions. For an individual executive the midpoint of the range is anchored to the market 50th percentile, the low end of the range reflects the market 25th percentile, and the high end of the range reflects the market 90th percentile. This strategy is consistent with our primary intent of offering compensation that is contingent on the achievement of performance objectives.

Annual Cash Compensation

Base Salary — Base salaries are reviewed approximately every twelve months, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. In setting base salaries for the executives, the Compensation Committee considers input from our CEO and periodically from an independent compensation consultant (Towers Perrin), as well as the performance ratings of the executives.

Bonus — Annually, the CEO reviews, with the Compensation Committee, our full-year financial results. The Compensation Committee, with input from the CEO (regarding the Named Executives other than the CEO) uses discretion in determining the bonus, if any, for each individual executive. They evaluate the overall performance of the Company, the performance of the function that the executive leads and the performance rating of each executive. Based on the level at which their expectations were achieved, the Compensation Committee may pay each executive officer a bonus equal to a percentage of the executive’s base salary. For the CEO, the percentage ranges between 10% and 120% of his base salary as of year-end. For the other executive officers, the percentage ranges between 10% and 100% of the executive’s base salary as of year-end.

Following the completion of 2008, the preliminary award amount for each participant was equal to the product of (i) the executive’s base salary and (ii) the percentage determined in accordance with the following matrix:

	Diluted GAAP EPS
		Target
	Equal to or Greater Than	Equal to or Greater Than	Equal to or Greater Than
Name	$1.51 But Less Than $1.61	$1.61 But Less Than $1.69	$1.69

Paul Arling	10%	60%	120%
Bryan Hackworth	10%	40%	80%
Paul Bennett	10%	50%	100%
Mark Kopaskie	10%	50%	100%
Rick Firehammer	10%	40%	80%

The Compensation Committee may utilize its sole discretion to increase or reduce the amount of any participant’s earned award to reflect the Compensation Committee’s assessment of the participant’s performance during the year. In certain circumstances, an additional bonus may be awarded if the Compensation Committee determines that an executive officer’s individual performance warrants such award. We believe that the annual bonus rewards the executives who drive desired results and encourages them to sustain this performance.

We surpassed our fiscal target diluted GAAP EPS goal in 2007, with $1.33 diluted GAAP EPS. However, our fourth quarter GAAP EPS guidance would not have been achieved had management bonuses been paid. In addition, we did not achieve our fourth quarter net sales guidance. In light of this assessment, annual cash bonuses were not awarded for fiscal 2007.

In 2008, we achieved diluted GAAP EPS of $1.09, below the minimum diluted GAAP EPS required to obtain a payout as established by the Compensation Committee and is set forth in the matrix above. As such, annual cash bonuses were not awarded for fiscal 2008.

The salaries paid and the annual bonuses awarded to the Named Executives for 2008 and 2007 are shown in the Summary Compensation Table below.

Long-Term Compensation

Initially, the estimated future realizable value of total direct compensation (annual base salary and bonus and long-term compensation) are set to achieve the market percentile warranted by the Compensation Committee’s performance assessment. The Compensation Committee, with assistance from an independent compensation consultant (Towers Perrin), calculates the estimated future realizable value of total direct compensation utilizing the Binomial model to estimate the future realizable value from stock option grants. Ultimately, the Compensation Committee may in its sole discretion increase or reduce the amount of any participant’s total direct compensation to reflect the Compensation Committee’s assessment of the participant’s performance.

Stock Options, Restricted Stock, Stock Appreciation Rights and Phantom Stock Awards — Our equity incentive compensation program has been designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with those of our stockholders and retain the executives through the term of the awards. The Compensation Committee has also issued stock options to attract new executive officers. We consider the grant size and the appropriate combination of equity based compensation and cash compensation when making award decisions. The amount of equity incentive compensation granted is based upon our strategic, operational and overall financial performance and reflects the executives’ expected contributions to our future success.

Grants can take place at various times throughout the year, but grant decisions are made without regard to anticipated earnings or other major announcements made by us. Existing stock ownership levels are not a factor in award determination, as we do not want to discourage executives from holding our stock.

Generally, stock option grants become exercisable ratably over four years beginning one year after the grant date, although with some recent grants, the options become exercisable on a quarterly basis, and have a maximum ten-year term. We believe that this vesting schedule aids us in retaining executives and motivating long-term performance. Under the terms of our stock incentive plans, unvested stock options are forfeited if the executive voluntarily leaves the Company. Stock options only have value to the extent the price of our stock on the date of exercise exceeds the strike price established on the grant date, and thus, we believe, are an effective compensation element only if the stock price grows over the term of the award.

Restricted stock grants vest in various proportions over a three to four year time period, beginning one quarter after the grant date. We determine the vesting schedule of each grant after considering our performance, alignment, and retention objectives, as well as the financial impact of the grant. Under the terms of our stock incentive plans, unvested restricted stock grants are forfeited if the executive voluntarily leaves the Company.

Beginning January 1, 2006, we have expensed stock-based compensation in accordance with Statement of Financial Accounting Standards 123, as revised (“SFAS 123R”). When determining the appropriate combination of stock-based and cash compensation, our goal is to weigh the cost of these grants with their potential benefits as a compensation tool. We believe that providing stock-based compensation grants and cash compensation effectively balances our objective of focusing the Named Executives on delivering long-term value to our stockholders, with our objective of providing value to the executives. None of the Named Executives were granted any stock option, stock appreciation right or phantom stock awards in 2008 or 2007.

2008 Restricted Stock Awards — During the annual review cycle for 2008, the Compensation Committee granted our executives (including our Named Executives) restricted stock under the 2006 Stock Incentive Plan. The awards were granted as part of long-term incentive compensation to assist us in meeting our performance and retention objectives. Each grant is subject to a three-year vesting period (one-twelfth vesting each quarter). The restricted stock grants consisted of the following:

		Restricted	Grant	Restricted
		Stock Granted	Price(1)	Stock Granted
Named Executive	Grant Date	(Shares)	($)	($)

Mr. Arling	1/29/2008	19,019	23.66	450,000
	2/11/2008	4,557	21.95	100,000
Mr. Hackworth	1/29/2008	7,608	23.66	180,000
Mr. Bennett	1/29/2008	8,876	23.66	210,000
Mr. Kopaskie	1/29/2008	10,566	23.66	250,000
Mr. Firehammer	1/29/2008	5,495	23.66	130,000

(1)	The grant prices shown above are based on the average of the high and low trades on the grant date and have been rounded in the above table.

2009 Restricted Stock and Stock Option Awards — During the annual review cycle for 2009, the Compensation Committee granted our executives (including our Named Executives) restricted stock under the 2006 Stock Incentive Plan. The awards were granted as part of long-term incentive compensation to assist us in meeting our performance and retention objectives. The grant, dated February 12, 2009, is subject to a three-year vesting period (5% each quarter during the first two years and 15% each quarter during the third year). The grant dated March 10, 2009, is subject to a four-year vesting period (one-sixteenth each quarter).

The restricted stock grants consisted of the following:

		Restricted	Grant	Restricted
		Stock Granted	Price(1)	Stock Granted
Named Executive	Grant Date	(Shares)	($)	($)

Mr. Arling	2/12/2009	25,021	11.99	300,000
	3/10/2009	15,200	16.25	247,000
Mr. Hackworth	2/12/2009	12,510	11.99	150,000
	3/10/2009	5,900	16.25	95,875
Mr. Bennett	2/12/2009	14,595	11.99	175,000
	3/10/2009	8,100	16.25	131,625
Mr. Kopaskie	2/12/2009	14,595	11.99	175,000
	3/10/2009	8,100	16.25	131,625
Mr. Firehammer	2/12/2009	10,425	11.99	125,000
	3/10/2009	3,200	16.25	52,000

(1)	The grant prices shown above are based on the average of the high and low trades on the grant date.

During the annual review cycle for 2009, the Compensation Committee granted our Named Executives stock options under various stock incentive plans. The awards were granted as part of long-term incentive compensation to assist us in meeting our performance and retention objectives. The grant, dated March 10, 2009, is subject to a four-year vesting period (one-sixteenth each quarter) and consisted of the following:

		Stock Options	Option Exercise
		Granted	Price(1)	Option Expiration
Named Executive	Grant Date	(Shares)	($)	Date

Mr. Arling	3/10/2009	69,700	16.25	3/10/2019
Mr. Hackworth	3/10/2009	26,900	16.25	3/10/2019
Mr. Bennett	3/10/2009	37,200	16.25	3/10/2019
Mr. Kopaskie	3/10/2009	37,200	16.25	3/10/2019
Mr. Firehammer	3/10/2009	14,900	16.25	3/10/2019

(1)	The grant prices shown above are based on the average of the high and low trades on the grant date.

The restricted stock and stock option awards granted on March 10, 2009, were made in lieu of establishing a second Executive Long-Term Incentive Plan. The total value of the equity grant is the equivalent of the annual equity compensation outlined in the 2007 independent compensation consultant’s study (Towers Perrin) prepared for and used by the Compensation Committee (using the midpoint between the 50th and 75th percentile). For the purpose of calculating the value of the equity grant, the stock option awards were valued utilizing the Black-Scholes option pricing model and the restricted stock awards were valued at the average of the high and low trades on the grant date. Given the uncertain economic environment, the 2007 ELTIP results and our compensation objectives, the Compensation Committee believes granting equity-based compensation during this cycle is a better alternative than a new ELTIP plan.

Executive Long-Term Incentive Plan — In January 2007, after reviewing the structure of our compensation arrangements, the Compensation Committee approved our first long-term incentive plan under our existing shareholder approved equity plans. As part of the Compensation Committee’s analysis of our compensation structure they considered whether to grant awards other than stock options as part of our long-term incentive strategy. Stock options provide executives all the benefits of share price increases while mitigating some of the risks that other shareholders assume of share price declines. The Compensation Committee determined that a long-term incentive plan was an appropriate alternative to stock options, since the total pay out is at risk if the required financial metrics are not met.

The overriding purpose of the Universal Electronics Inc. 2007 Executive Long-Term Incentive Plan (“2007 ELTIP”) was to benefit and advance the interests of the Company and its stockholders by providing performance-

based incentives to the Named Executive officers for 2007 and 2008 results, while requiring four years of continuous service to receive the earned award. The 2007 ELTIP was designed to foster the following goals: (a) focus the senior executive team upon achieving superior operating performance; (b) supplement the equity awards currently held by the members of the senior executive team; and (c) ensure stability of the senior executive team by providing a multi-year retention incentive.

Subject to the other provisions of the 2007 ELTIP, for a participant to earn all, any portion of, or more than his target award, the following financial metrics were required to have been met or exceeded:

1. The compound annual growth rate (“CAGR”) of our U.S. GAAP net sales for 2007 and 2008 (performance period), as compared to our U.S. GAAP net sales for 2006, must have been at least 12%; and

2. Our U.S. GAAP diluted earnings per share (“GAAP EPS”) during the performance period, excluding compensation expense attributable to this Plan, must have been at least $2.55 per share.

Our net sales CAGR over the performance period was 10% and our diluted GAAP EPS was $2.42, both below the minimum required to earn an award under the 2007 ELTIP. Had management met or exceeded the minimum level of GAAP net sales and diluted GAAP EPS required to earn an award the total bonus pool would have been fixed between $2 million and $12 million. The ranges of individual awards for the Named Executives were the following:

	Plan Based Awards Estimated Future Payments
	Threshold	Individual Target Award	Maximum
Named Executive Officer	($)	($)	($)

Mr. Arling	750,000	1,500,000	4,500,000
Mr. Hackworth	290,000	580,000	1,740,000
Mr. Bennett	400,000	800,000	2,400,000
Mr. Kopaskie	400,000	800,000	2,400,000
Mr. Firehammer	160,000	320,000	960,000

Further information regarding our 2007 ELTIP may be found in our 2008 Proxy Statement.

After reviewing the global economic environment and our relative strong performance, the Compensation Committee concluded that a discretionary cash award was warranted notwithstanding the 2007 ELTIP results. The Compensation Committee concluded that the global economic recession was much to blame and that management performed very well under these circumstances. After considering our performance, alignment and retention objectives, the Compensation Committee believed a discretionary cash award was in the best interest of the company and our shareholders. The awards will vest ratably over eight quarters beginning on March 31, 2009, and continuing each calendar quarter thereafter until paid in full. Further, by stretching these payments over two years, the Committee believed it accomplished its stated retention goal. The amounts awarded to each Named Executive Officer were the following:

Total Award
Named Executive Officer	($)

Mr. Arling	360,000
Mr. Hackworth	150,000
Mr. Kopaskie	200,000
Mr. Bennett	170,000
Mr. Firehammer	120,000

Use of Benchmarking Data

When making compensation decisions, the Compensation Committee begins by reviewing competitive market data obtained from a variety of sources to compare our executive pay levels to other companies, however, the Compensation Committee does not use formulas or rigidly set the compensation of our executives based on this data alone. The latest review was performed utilizing an analysis of peer group data compiled in early 2008 by an independent compensation consulting firm (Towers Perrin). The peer group analysis consisted of 17 companies that design and/or manufacture electronic equipment. These companies had the following attributes:

•	Primarily sell to businesses vs. consumers

•	Have annual revenue of $150 million to $700 million

•	Exhibit a 20% or greater gross profit margin

The peer group was approved by the Compensation Committee and is identified below.

Company Name	Revenue
(In millions)*

TTM Technologies	$669
Aeroflex	552
Littelfuse	536
OSI Systems	535
Multi-Fineline Electronix	508
Kemet	490
Rofin-Sinar Technologies	478
Methode Electronics	450
Newport Corp.	445
Directed Electronics	401
RadiSys	325
Mercury Computer System	224
LoJack	223
CalAmp	222
Metrologic Instruments	210
DOT Hill Systems	207
LeCroy	151

*	Represents fiscal 2007 reported revenue, except fiscal 2006 reported revenue is provided for Aeroflex and Kemet. Fiscal 2005 reported revenue is provided for Metrologic Instruments.

In addition to the 17 companies identified above, the Compensation Committee considered data pertaining to high technology companies with annual revenues of $50 million to $200 million that were included in the independent compensation consultant’s executive compensation database.

Other Compensation

All Other Compensation — We provide our executives (including the Named Executives) with other benefits, reflected in the “All Other Compensation” column in the “Summary Compensation Table” below, that we believe are reasonable, competitive and consistent with our overall executive compensation program. Other compensation includes premiums paid on life insurance policies and Company contributions to our defined contribution 401(k) plan, which is generally available to all employees. We also provide the associated tax gross-up on the premiums paid on behalf of the executive officers (including the Named Executives) for their life insurance policy. For 2007, Mr. Arling’s other compensation includes $200,000 related to his stay bonus (see the “Employment Agreements” section below).

CEO Compensation

Since 2000, Mr. Arling has been the Company’s CEO. Over his thirteen year career with the Company, he has held a number of key positions, as described in his biography on page 2. Under Mr. Arling’s leadership, revenues have grown at a 19% compound annual growth rate (CAGR) since 2003, rising to $287 million in 2008 from $120 million in 2003, or 138% cumulative. During the same period, diluted earnings per share have also grown at a

19% CAGR, from $0.45 in 2003 to $1.09 in 2008, or 142% cumulative. Over $104 million of cash flow from operating activities has been generated since 2003.

At the beginning of each year, Mr. Arling develops the objectives that he believes need to be achieved for the Company to be successful. He then reviews these objectives with the Board for the corollary purpose of establishing how his performance will be assessed. These objectives are derived largely from the Company’s financial and strategic planning sessions, during which, in-depth reviews by our senior management team of the Company’s growth opportunities are analyzed and goals are established for the upcoming year. They include both quantitative financial measurements and qualitative strategic and operational considerations that help determine the factors that our CEO and the Board believe create long-term shareholder value. Mr. Arling reviews and discusses preliminary considerations as to the executive officer (including his own) compensation with the Compensation Committee. Mr. Arling does not participate in the final determination of his compensation.

In determining Mr. Arling’s compensation for 2009, the Compensation Committee considered his performance against his financial, strategic and operational goals for the prior year, as follows:

Financial Objectives and Goal Performance

	2008	2007	% Change

GAAP Net Sales (in $ millions)	287.1	272.7	5%
GAAP Net Income (in $ millions)	15.8	20.2	(22)%
GAAP Diluted Earnings Per Share ($ per share)	1.09	1.33	(18)%
Cash and Cash Equivalents (in $ millions)	75.2	86.6	(13)%
Days Sales Outstanding	68.0	82.0	(17)%
Net Inventory Turns	4.9	4.8	2%
Return on Average Assets (in %)	7.3	10.2	(28)%
Gross Margins (in %)	33.5	36.4	(8)%
Operating Margins (in %)	7.2	9.7	(26)%
Book Value Per Share ($ per share)	11.2	11.6	(3)%

Strategic and Operational Goals Assessment

Broad operating strength across the Company	• Sales grew by 5% during a historically severe recession
Sustain a strong balance sheet and high cash flow	• Cash flows from operating activities increased by 51%
Increase the Company’s geographic penetration	• Expanded our presence in India and other areas in Asia and solidified plans for significant future expansion opportunities
Increase consumer category penetration	• Introduced multiple innovative new products and increased expansion into the CEDIA market
Increase OEM penetration	• Expanded our role in the OEM category with specific new customers

2008 Compensation — In 2008, we achieved diluted GAAP EPS of $1.09, below the $1.51 minimum diluted GAAP EPS required to obtain a payout under the annual cash bonus plan. In light of this assessment, Mr. Arling was not awarded an annual cash bonus for fiscal 2008. In addition, the Compensation Committee did not grant Mr. Arling any base salary increase for 2009.

In addition, Mr. Arling did not earn an award under the 2007 ELTIP, however, after reviewing our strong performance in the face of the global economic environment, the Compensation Committee concluded that a discretionary cash award was warranted. As a result, Mr. Arling was awarded a discretionary bonus of $360,000, which will vest ratably over eight quarters beginning on March 31, 2009.

During the annual review cycle for 2008, the Compensation Committee granted Mr. Arling 40,221 shares of restricted stock and 69,700 stock options under the 2006 Stock Incentive Plan (see the “2009 Restricted Stock Awards” section above).

2007 Compensation — Although we exceeded our fiscal 2007 EPS goal, our fourth quarter guidance would not have been achieved had annual management bonuses been paid. In addition, we did not achieve our fourth quarter net sales guidance. In light of this assessment, Mr. Arling was not awarded an annual discretionary, performance-based cash bonus for fiscal 2007. In addition, the Compensation Committee did not grant Mr. Arling any base salary increase for 2008.

In addition, Mr. Arling did not receive any equity based incentives during 2007. During the annual review cycle for 2008, the Compensation Committee granted Mr. Arling 23,576 shares of restricted stock under the 2006 Stock Incentive Plan (see the “2008 Restricted Stock Awards” section above).

CFO and Other Named Executive Officers

In determining the compensation of Messrs. Hackworth, Bennett, Kopaskie and Firehammer, we compared their achievements against the performance objectives established for each of them, the overall performance of the Company and their contributions to that performance, as well as the performance of the functions that each leads when relevant.

2008 Compensation — In 2008, we achieved diluted GAAP EPS of $1.09, below the $1.51 minimum diluted GAAP EPS required to obtain a payout under the annual cash bonus plan. As such, annual cash bonuses were not awarded for fiscal 2008. During the 2008 annual review cycle, in the beginning of 2009, the Board of Directors and Compensation Committee granted our CFO and other Named Executive officers shares of restricted stock and stock options under various stock incentive plans ranging from 13,625 to 22,695 restricted stock awards and from 14,900 to 37,200 stock options (see the “2009 Restricted Stock and Stock Option Awards” section above).

In addition, our CFO and Other Named Executives did not earn an award under the 2007 ELTIP, however, after reviewing our strong performance in the face of the global economic environment, the Compensation Committee concluded that a discretionary cash award to our CFO and Other Named Executives was warranted. As a result, our CFO and Other Named Executives were each awarded a discretionary bonus ranging from $120,000 to $200,000 (see the “Executive Long-Term Incentive Plan” section above).

Mr. Hackworth’s base salary increased 4% for 2009, from $240,000 to $250,000. The Board of Directors promoted Mr. Hackworth to the positions of Senior Vice President and Chief Financial Officer, effective December 2007.

Prior to this promotion Mr. Hackworth was our Vice President and Chief Financial Officer. In connection with his promotion, for 2008 Mr. Hackworth’s base salary increased 14% from $210,000 to $240,000.

Mr. Bennett’s base salary increased 2% for 2009, from €245,000 to €250,000. For 2008, Mr. Bennett’s base salary increased 2%, from €240,000 to €245,000.

Mr. Kopaskie’s base salary increased 3% for 2009, from $300,000 to $310,000. For 2008, Mr. Kopaskie’s base salary increased 11%, from $270,400 to $300,000.

Mr. Firehammer’s base salary increased 4% for 2009 from $240,000 to $250,000. For 2008, Mr. Firehammer’s base salary increased 2% from $235,000 to $240,000.

2007 Compensation — Although we exceeded our fiscal 2007 EPS goal, our fourth quarter GAAP EPS guidance would not have been achieved had annual cash bonuses been paid. In addition, we did not achieve our fourth quarter net sales guidance. In light of this assessment, our CFO and other Named Executives were not awarded a cash bonus for fiscal 2007. The CFO and other Named Executives did not receive any equity based incentive compensation during 2007. During the annual review cycle for 2007, the Compensation Committee granted our CFO and other Named Executives shares of restricted stock under the 2006 Stock Incentive Plan ranging from 5,495 and 10,566 shares (see the “2008 Restricted Stock Awards” section above).

Mr. Hackworth’s base salary increased by 5% for 2007, from $200,000 to $210,000. The Board of Directors promoted Mr. Hackworth to the positions of Vice President and Chief Financial Officer, effective August 2006. Prior to this promotion Mr. Hackworth was our Corporate Controller. In connection with his promotion, Mr. Hackworth’s base salary increased 20% from $166,000 to $200,000.

Mr. Bennett’s base salary increased by 12% for 2007, from €213,480 to €240,000.

Mr. Kopaskie’s base salary increased by 4% for 2007, from $260,000 to $270,400.

Mr. Firehammer’s base salary increased 4% for 2007, from $225,000 to $235,000.

Role of Compensation Committee and the CEO — The primary responsibility of our Compensation Committee is to assist the Board of Directors with the following:

•	developing and evaluating potential candidates for executive positions, including the CEO;

•	overseeing the development of executive succession plans;

•	designing, developing and implementing a compensation program for the CEO; and

•	evaluating the performance and compensation of the CEO in light of the goals and objectives of the compensation program

The Compensation Committee assesses the performance and determines the compensation of executives other than the CEO (including the Named Executives), based on initial recommendations from the CEO. No executive (including any Named Executive) has any role in the determination of his own compensation, other than discussing their individual performance objectives with the CEO and/or the Compensation Committee.

Role of Compensation Consultant — During early 2008, the Compensation Committee discussed the design of programs that affect or may affect executive officer compensation with an independent compensation consulting firm (Towers Perrin). Our executives (including the Named Executives) did not participate in the selection of the independent compensation consulting firm. This firm provided the Compensation Committee with market data on compensation trends along with general views on specific compensation programs designed by management. Except for the foregoing, we do not receive any other services from this firm. In the future, the Compensation Committee or UEI may engage or seek the advice of other compensation consultants.

Equity Grant Practices — The exercise price of stock options awarded to our executives (including the Named Executives) under our stock incentive plans is the average of the high and low trades of our stock on the grant date. Grant decisions are made without regard to anticipated earnings or other major announcements made by us. We prohibit the re-pricing or backdating of stock options. The Compensation Committee did not grant any stock options to the executive officers (including the Named Executives) during 2008 or 2007.

Tax Deductibility of Compensation — Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1 million limit on the amount that a public Company may deduct for compensation paid to the Company’s CEO or any of our four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under the Code for “qualifying performance-based” compensation.

The Compensation Committee does not believe that the Code will limit the deductibility of compensation expected to be paid by the Company during 2009. We may from time to time pay or award compensation to our executive officers that may not be deductible. Furthermore, because of the ambiguities and uncertainties as to the application and interpretation of the Code and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts in this area, that compensation intended by us to satisfy the requirements for deductibility under the Code does in fact do so. In 2007, $4.0 million of Mr. Arling’s compensation, of which $3.8 million related to stock option exercises, was not deductible under Section 162(m). In 2008, $100,000 of Mr. Arling’s compensation related to stock option exercises was not deductible under Section 162(m). Deductible compensation for the other four Named Executives for 2007 or 2008 was not limited.

Potential Impact on Compensation from Executive Misconduct — If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board will take action to remedy the misconduct, prevent its recurrence, and impose discipline on the wrongdoer as appropriate. Discipline may vary depending on the facts and circumstances, and may include, without limit, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Compensation Agreements

Paul D. Arling.  On April 23, 2003, the Company and Mr. Arling entered into an employment agreement with a three-year term that, unless terminated by either party in accordance with the terms of the agreement, automatically renews for successive one-year terms. In October 2005, the parties agreed to extend the expiration date of this employment agreement to April 30, 2009, and amended the agreement by providing Mr. Arling a stay bonus. The stay bonus of $200,000 was paid to Mr. Arling on December 15, 2007. This agreement, and amendments, did not modify the $200,000 non-recourse interest-bearing secured loan provided to Mr. Arling by an earlier agreement. The loan was used by Mr. Arling for the acquisition of his primary residence in Southern California. The loan bore interest at the rate of 5.28% per annum, which was payable annually to us on each December 15th. The loan was secured by Mr. Arling’s primary residence located in Southern California. As part of the earlier agreement, Mr. Arling received grossed-up payments to assist him in the payment of interest on the loan and the taxes resulting from these payments. Mr. Arling paid the entire principal balance on December 15, 2007 and the Company has since released the security on his primary residence. In February 2008, the parties agreed to extend the expiration date of this employment agreement, as amended, to April 30, 2011.

This agreement requires that, during its term, Mr. Arling must (i) devote his full working time and energy to us, (ii) refrain from disclosing and/or using any of our trade secrets and proprietary information, and (iii) during the term of the agreement and for a period of two years thereafter, refrain from soliciting certain of our large customers or any key employees. The agreement also provides Mr. Arling the opportunity to receive increases (but not decreases) in his annual salary as determined and set by the Compensation Committee in accordance with plans and policies established by that committee.

If, during the term of the agreement, Mr. Arling should resign for “good reason” (as defined in the agreement), Mr. Arling will receive salary, bonus, other incentive compensation and perquisites, and may continue to participate in our benefit plans, for an eighteen month period following such resignation or twenty-four months if such resignation is due to a “Change in Control,” as defined in the agreement (see “Potential Payments upon Termination or Change in Control” below).

Paul J.M. Bennett.  On June 16, 1996, our subsidiary, Universal Electronics B.V., entered into an employment agreement with Mr. Bennett. We believe that the agreement contains terms and provisions that are typical of these types of agreements in the Netherlands. Mr. Bennett’s compensation is split among the various Universal Electronics B.V. subsidiaries for which Mr. Bennett devotes his time. Mr. Bennett has also received a salary continuation agreement from us (see “Salary Continuation Agreements” below).

Salary Continuation Agreements — Messrs. Hackworth, Bennett, Kopaskie and Firehammer and certain other officers have salary continuation agreements (“SCA”). Each SCA takes effect upon the occurrence of a “Change in Control”. When effective, each SCA operates as an employment agreement providing for a term of employment with us for a period ranging from twelve to eighteen months (twenty-four to thirty-six months in the event of a hostile acquisition). In addition, each SCA provides that the executive or other officer receive increases in salary and bonuses during the term of the SCA in accordance with our standard policies and practices; however, in no event would this base salary and bonus be less than the base salary and bonus the executive or other officer received in the year immediately preceding the effective date of the SCA. Furthermore, each SCA provides that the executive or other officer be entitled to receive stock option grants and to otherwise participate in our incentive compensation and benefits plans and other customary benefit programs in effect from time to time, but in no event would such participation be less than that provided to the executive or other officer immediately prior to the effective date of the SCA.

Under each SCA, if we terminate the executive or other officer’s employment for reasons other than the executive or other officer’s death or disability or “for cause” (as defined in each SCA) or if the executive or other officer resigns for “good reason” (as defined in each SCA which includes resignation in connection with a “Change in Control”), the executive or other officer would receive, in one lump sum, an amount equal to salary, bonus and other incentive compensation. In addition, the executive or other officer may continue all health, disability and life insurance benefits. Included in other incentive compensation is the cash value of all options held by the executive or other officer including any unvested options which, under the terms of the stock option agreements, would become fully vested on the date of the executive or other officer’s termination or resignation. The executive or officer would be eligible for these benefits under the SCA for periods ranging from twelve to eighteen months (twenty-four to thirty-six months in the event of a hostile acquisition) following such termination or resignation.

Potential Payments upon Termination or Change in Control

Severance Plan for Executive Officers

Except for the severance benefits provided to Mr. Arling as part of his employment agreement, we do not have a written severance benefits program for our Named Executives. However, in the past we have provided severance packages to certain executives and in the future we will continue to provide such benefits if we determine they are in the best interest of the Company and our shareholders.

Definitions of Termination Scenarios

“For Cause” Termination — Generally speaking, “cause” is defined as (i) the willful and continued failure by the executive to substantially perform his or her duties after a demand for substantial performance is delivered by the Company which specifically identifies the manner in which it is believed that the executive has not substantially performed their duties; (ii) the willful engaging by the executive in gross misconduct materially and demonstratably injurious to the property or business of the Company; or (iii) the executive’s commission of fraud, misappropriation or a felony.

“Constructive Termination” — In general, “constructive termination” occurs on that date on which the executive resigns from employment with the Company, if such resignation occurs within eighteen months after the occurrence of (i) the failure of the executive to be elected or re-elected or appointed or reappointed to such office that the executive holds (other than as a result of a termination for “cause”) if the executive is an officer of the Company and the office which the executive holds is one to which they are elected according to the Company’s By-laws; (ii) a change in the executive’s functions, duties, or responsibilities such that the executive’s position with the Company becomes substantially less in responsibility, importance, or scope; or (iii) a “Change in Control”.

“Change in Control” — A “Change in Control” occurs when (i) anyone acquires 20% or more of the total voting power of the outstanding securities of the Company which are entitled to vote in the election of directors; (ii) a majority of our directors is replaced, other than by those approved by existing directors; (iii) a merger occurs where the voting stock of the Company outstanding immediately prior to the merger does not continue to represent at least 80% of the total voting power immediately after the merger; or (iv) the Company is dissolved or liquidated.

“Good Reason”— For Mr. Arling, a termination for “good reason” is defined in his employment agreement and includes an executive’s resignation as a result of one of the following:

•	the attempted discontinuance or reduction in the executive’s “base cash salary”;

•	the attempted discontinuance or reduction in an executive’s bonuses and/or incentive compensation award opportunities under plans or programs applicable to them, unless the discontinuance or reduction is a result of the Company’s policy applied equally to all executive employees of the Company;

•	the attempted discontinuance or reduction in the executive’s stock option and/or stock award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company’s policy applied equally to all executive employees of the Company;

•	the attempted discontinuance or reduction in an executive’s perquisites from those historically provided during the executive’s tenure with the Company and generally applicable to executive employees of the Company;

•	the relocation of the executive to an office (other than the Company’s headquarters) located more than fifty miles from his current office location;

•	the significant reduction in the executive’s responsibilities and status within the Company or a change in his title(s) or position(s);

•	the attempted discontinuance of the executive’s participation in any benefit plans maintained by the Company unless the plans are discontinued by reason of law or loss of tax deductibility to the Company with respect to the contributions to or payments under the plans, or are discontinued as a matter of the Company’s policy applied equally to all participants;

•	the attempted reduction of the Executive’s paid vacation to less than that provided in his agreement;

•	the failure by the Company to obtain an assumption of Company’s obligations under the executive’s agreement by any assignee of or successor to the Company, regardless of whether the entity becomes a successor to the Company as a result of merger, consolidation, sale of assets of the Company or other form of reorganization; or

•	the occurrence of a “Change in Control”.

For the Other Named Executives, the term “Good Reason” is defined in the SCA’s as (i) a significant change in the nature or scope or the location for the exercise or performance of the Executive’s authority or duties from those referred to in the SCA, a reduction in total compensation, compensation plans, benefits or perquisites from those provided in the SCA, or the breach by the Corporation of any other provision of the SCA; or (ii) a reasonable determination by the Executive that, as a result of a Change in Control and a change in circumstances thereafter significantly affecting the Executive’s position, the Executive is unable to exercise the authorities, power, function or duties attached to the Executive’s position and contemplated by the SCA.

Stock Option and RSA Acceleration

Acceleration upon termination without cause or due to constructive termination — In the event that an executive’s employment with the Company is terminated without cause or in the event of constructive termination, the executive will become immediately fully vested in his or her equity incentive compensation grants, to the extent not previously vested.

Tax Gross-Up

In the event it is determined that any compensation payment or distribution as the result of a change in control would be subject to the excise tax imposed by section 4999 of the tax code, or any interest or penalties with respect to the excise tax (together the “excise tax”), the Company will pay to the participant an additional payment (a “gross-up payment”) in an amount such that after payment by the participant of all taxes, including any excise tax imposed on any gross-up payment, the participant retains an amount of the gross-up payment equal to the excise tax imposed upon the Payment.

The amounts in the following table assume that the Named Executives terminated employment effective December 31, 2008. The closing price of UEIC common stock was $16.22 on that date. These amounts are in addition to benefits generally available to U.S. employees upon termination of employment, such as distributions from our 401(k) Plan, the payment of accrued vacation, and payments, if any, provided as additional severance.

						Aggregate	Aggregate	Aggregate
						Value of	Value of	Value of
						Vested	Unvested	Outstanding	Tax
						Stock	Stock	Restricted	Gross-
		Total	Salary	Bonus	Other	Options	Options	Stock	Up
Name	Termination Scenario	($)	($)	($)	($)	($)	($)	($)	($)
		(In thousands)

Paul Arling	Without Cause	2,599	765	—	39	1,540	—	255	—
	Good Reason	2,599	765	—	39	1,540	—	255	—
	Change in Control	3,222	1,021	354	52	1,540	—	255	—
	Hostile Acquisition	3,222	1,021	354	52	1,540	—	255	—
Bryan Hackworth	Without Cause	89	—	—	—	7	—	82	—
	Good Reason	7	—	—	—	7	—	—	—
	Change in Control	485	240	147	9	7	—	82	—
	Hostile Acquisition	735	480	147	19	7	—	82	—
Paul Bennett	Without Cause	513	—	—	—	417	—	96	—
	Good Reason	417	—	—	—	417	—	—	—
	Change in Control	1,314	538	167	96	417	—	96	—
	Hostile Acquisition	1,949	1,076	167	193	417	—	96	—
Mark Kopaskie	Without Cause	114	—	—	—	—	—	114	—
	Good Reason	—	—	—	—	—	—	—	—
	Change in Control	783	451	196	22	—	—	114	—
	Hostile Acquisition	1,256	902	196	44	—	—	114	—
Rick Firehammer	Without Cause	59	—	—	—	—	—	59	—
	Good Reason	—	—	—	—	—	—	—	—
	Change in Control	565	360	118	28	—	—	59	—
	Hostile Acquisition	952	720	118	55	—	—	59	—

Compensation for Non-Management Directors in 2008

In June 2004, our stockholders adopted the 2004 Directors Compensation Plan, pursuant to which each Class II Director is to receive an annual cash retainer equal to $25,000 (or $6,250 quarterly), a fee of $1,500 for each board meeting attended in excess of four each fiscal year, a fee of $1,000 for each committee meeting attended, an annual fee of $10,000 for each committee chaired, and an annual award of 5,000 shares of our Common Stock, which vest ratably each quarter during the year awarded. During 2008, each Class II Director was granted 20,000 stock options with a weighted average exercise price of $22.85 per share. Please refer to the Director Compensation Table below for additional information.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis should be included in our Annual Report on Form 10-K for 2008 and in our 2009 proxy statement. This report is provided by the following independent directors, who comprise the committee:

J.C. Sparkman (Chairman)
Satjiv Chahil

Summary Compensation Table

					Restricted
				Option	Stock	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Total
		($)	($)	($)	($)	($)	($)

Paul D. Arling(5),	2008	510,300	360,000	231,980	183,330	25,945	1,311,555
Chairman of the Board and Chief Executive Officer	2007	510,300	—	333,370	—	238,715	1,082,385
Bryan M. Hackworth(6),	2008	239,880	150,000	49,085	60,000	9,410	508,375
Chief Financial Officer and Senior Vice President	2007	210,000	—	65,900	—	11,608	287,508
Paul J.M. Bennett(7),	2008	358,710	170,000	68,155	70,000	64,240	731,105
Executive Vice President and Managing Director, Europe	2007	328,920	—	118,849	—	48,843	496,612
Mark S. Kopaskie(8),	2008	300,650	200,000	56,340	83,330	14,565	654,885
Executive Vice President and General Manager, U.S.	2007	270,400	—	64,080	—	16,644	351,124
Richard A. Firehammer Jr.(9),	2008	239,980	120,000	52,915	43,340	18,430	474,665
Senior Vice President and General Counsel	2007	235,000	—	65,589	—	18,431	319,020

(1)	The total cash awarded to named executives in 2008 was $1 million. This amount relates to our performance in 2008 and 2007 and vests ratably over eight quarters beginning on March 31, 2009 and continues each calendar quarter thereafter until paid in full. No bonuses were earned in 2007. For further information about this award refer to the “Executive Long-Term Incentive Plan” section above.

(2)	This column represents the dollar amount recognized in our 2008 and 2007 financial statements for the fair value of options granted prior to 2007, in accordance with SFAS 123R. None of the Named Executives were granted options during 2008 or 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair value is calculated using the average of the high and low trades of our stock on the grant date. We use the Black-Scholes option pricing model to measure stock-based compensation expense. The assumptions used in the Black-Scholes model include the following: weighted average fair value of grant, risk-free interest rate, expected volatility and expected life in years. For additional information regarding stock-based compensation and the assumptions used in calculating the expense, please refer to Note 11 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. These amounts reflect the expense recognized for these awards and do not necessarily correspond to the actual value that will be realized by the Named Executives.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 year for the fair value of restricted stock granted in 2008, in accordance with SFAS 123R. Named Executives were granted 56,121 restricted stock units during 2008. The fair value is calculated using the average of the high and low trades of our stock on the grant date. For additional information regarding stock-based compensation, please refer to Note 11 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. These amounts reflect the expense recognized for these awards and do not necessarily correspond to the actual value that will be realized by the Named Executives.

(4)	See the “All Other Compensation Table” below for additional information.

(5)	Mr. Arling was not granted any stock options during 2008 or 2007. He was granted 23,576 restricted stock units during 2008.

(6)	Mr. Hackworth was not granted any stock options during 2008 or 2007. He was granted 7,608 restricted stock units during 2008.

(7)	Mr. Bennett was not granted any stock options during 2008 or 2007. He was granted 8,876 restricted stock units during 2008.

(8)	Mr. Kopaskie was not granted any stock options during 2008 or 2007. He was granted 10,566 restricted stock units during 2008.

(9)	Mr. Firehammer was not granted any stock options during 2008 or 2007. He was granted 5,495 restricted stock units during 2008.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

				Interest on		Contributions
			Premiums	Secured		to Defined			Total All
		Stay	for Life	Note	Tax	Contribution	Leased	Other	Other
Name of		Bonus(1)	Insurance(2)	Receivable(3)	Payments(4)	Plan	Vehicle	Benefits	Compensation
Executive	Year	($)	($)	($)	($)	($)	($)	($)	($)

Mr. Arling	2008	—	13,774	—	6,618	5,553	—	—	25,945
	2007	200,000	13,774	10,120	7,071	7,750	—	—	238,715
Mr. Hackworth	2008	—	2,606	—	1,251	5,553	—	—	9,410
	2007	—	2,606	—	1,252	7,750	—	—	11,608
Mr. Bennett(5)	2008	—	—	—	—	20,264	40,392	3,584	64,240
	2007	—	—	—	—	13,059	32,426	3,358	48,843
Mr. Kopaskie	2008	—	6,088	—	2,924	5,553	—	—	14,565
	2007	—	6,008	—	2,886	7,750	—	—	16,644
Mr. Firehammer	2008	—	7,215	—	3,465	7,750	—	—	18,430
	2007	—	7,215	—	3,466	7,750	—	—	18,431

(1)	Mr. Arling earned a stay bonus of $200,000 on December 15, 2007, as a part of his “Employment Agreement” with Universal. For further discussion of this agreement refer to the “Compensation Discussion and Analysis- Compensation Agreements” section above. The stay bonus was paid in full in 2007.

(2)	This column represents taxable payments made for life insurance premiums for the Named Executives. As of December 31, 2008 and 2007, the aggregate face value of the insurance policies for the Named Executives was $3,625,000.

(3)	This column represents amounts reimbursed to Mr. Arling for the payment of interest and taxes he paid for the secured note receivable. Refer to “Compensation Discussion and Analysis-Compensation Agreements” above for further discussion regarding the terms of this note.

(4)	This column represents taxes reimbursed to the Named Executives resulting from the premiums we paid on their life insurance policies mentioned in note 2 above.

(5)	Mr. Bennett’s compensation is paid in Euros and was converted into U.S. dollars using the average rate of 1.464 USD for 2008 and 1.371 USD for 2007.

Grants of Plan-Based Awards in Fiscal 2008

No option awards were granted to Named Executives in 2008.

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table provides information on the holdings of stock option awards to the Named Executives at December 31, 2008. Grants awarded below are from our Stock Incentive Plans adopted in years 1993 through 2006. Please refer to Note 11 of our 2008 Annual Report on Form 10-K, as filed with the SEC, for additional details regarding our various Stock Incentive Plans. This table includes unexercised (vested) and unexercisable (unvested) option awards. Each grant is shown separately for each Named Executive. Each of the grants vests ratably over four years beginning one year after the grant date. The option exercise prices shown below are based on the average of the high and low trades on the grant date. We grant option awards at various times during the year without regard to any anticipated earnings or other major announcements made by us.

Option Awards
			Number of	Number of
			Securities	Securities
			Underlying	Underlying
			Unexercised	Unexercised
	Stock		Options-	Options-	Option	Option
	Incentive	Option	Exercisable	Unexercisable	Exercise Price(1)	Expiration
Name of Executive	Plan	Grant Date	(#)	(#)	($)	Date

Mr. Arling	1999	1/28/1999	10,000	—	7.50	1/28/2009
	1999A	10/7/1999	100,000	—	11.02	10/7/2009
	1999A	8/24/2000	80,000	—	20.19	8/24/2010
	2002	2/5/2002	80,000	—	15.98	2/5/2012
	1993	11/12/2002	17,400	—	8.45	11/12/2012
	2002	11/12/2002	62,600	—	8.45	11/12/2012
	1996	3/24/2004	20,834	—	12.58	3/24/2014
	2003	3/24/2004	59,166	—	12.58	3/24/2014
	1998	1/21/2005	32,648	10,883	17.59	1/21/2015
	1999	1/21/2005	4,883	1,627	17.59	1/21/2015
	1999A	1/21/2005	22,469	7,490	17.59	1/21/2015
Mr. Hackworth	2002	6/28/2004	15,000	—	15.76	6/28/2014
	2003	1/21/2005	8,250	2,750	17.59	1/21/2015
Mr. Bennett	1999	1/28/1999	10,000	—	7.50	1/28/2009
	1999A	10/7/1999	20,000	—	11.02	10/7/2009
	1999A	8/24/2000	10,000	—	20.19	8/24/2010
	2002	2/5/2002	10,000	—	15.98	2/5/2012
	2002	11/12/2002	10,000	—	8.45	11/12/2012
	2003	3/24/2004	40,000	—	12.58	3/24/2014
	2003	1/21/2005	15,000	5,000	17.59	1/21/2015
Mr. Kopaskie	2002	9/1/2006	15,000	15,000	18.07	9/1/2016
Mr. Firehammer	2003	1/21/2005	—	5,000	17.59	1/21/2015

(1)	The option exercise prices are based upon the average of the high and low and low trades on the grant dates and have been rounded in the above table.

Option Exercises and Stock Vested

The following table provides information for the Named Executives on option award exercises during 2008, including the number of shares acquired upon exercise and the net value realized.

	Number of Shares Acquired
	on Exercise	Value Realized on Exercise
Name of Executive	(#)	($)

Mr. Arling	62,800	1,095,471
Mr. Firehammer	7,500	63,666

The Company granted 56,121 restricted stock units to its Named Executives in 2008. The following table provides the number of restricted shares that vested and the value realized upon the vesting of those shares during 2008.

	Number of Restricted
	Shares Vested	Value Realized on Vesting
Name of Executive	(#)	($)

Mr. Arling	7,860	137,982
Mr. Hackworth	2,536	44,519
Mr. Bennett	2,960	51,963
Mr. Kopaskie	3,524	61,864
Mr. Firehammer	1,832	32,161

Non-Management Directors’ Compensation for Fiscal 2008

In June 2004, our stockholders adopted the 2004 Directors Compensation Plan (“2004 Plan”), pursuant to which each Class II Director is to receive an annual cash retainer equal to $25,000 (or $6,250 quarterly), a fee of $1,500 for each board meeting attended in excess of four each year (determined fiscally), a fee of $1,000 for each committee meeting attended, an annual fee of $10,000 for each committee chaired, and an annual award of 5,000 shares of our Common Stock which vest ratably each quarter.

		Fees Earned	Stock	Option	Total
		or Paid in Cash(1)	Awards(2)	Awards(3)	Compensation
Name of Director	Year	($)	($)	($)	($)

Mr. Chahil	2008	27,500	143,050	49,467	220,017
Mr. Mulligan	2008	42,000	143,050	49,467	234,517
Mr. Sparkman(4)	2008	39,500	143,050	49,467	232,017
Mr. Stapleton(5)	2008	18,687	77,271	47,651	143,609
Mr. Zinser	2008	42,000	143,050	49,467	234,517

(1)	This column represents the cash compensation earned in 2008 for Board and committee service. See the “Additional Information about Fees Earned or Paid in Cash in Fiscal 2008” table below.

(2)	This column represents the stock-based compensation expense related to stock awards granted to Class II Directors as part of their compensation. The stock-based compensation expense represents the amount we recognized in our financial statements for the year ended December 31, 2008 included in our 2008 Annual Report of Form 10-K as filed with the SEC. Compensation expense relates to awards granted in the current and prior years and is recognized on a straight-line basis over the requisite service period of one year. In accordance with SFAS 123R, the fair value of the stock awards is calculated using the high and low trades of our stock on the grant date. See the “Additional Information about Non-Management Director Equity Awards” for further information related to stock awards granted in 2008.

(3)	This column represents the dollar amount recognized in our 2008 financial statements for the fair value of stock options granted, in accordance with SFAS 123R. Pursuant to SEC guidance, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For further discussion of the computation, refer to note 2 in the “Summary Compensation Table” above. In addition, please see the “Additional Information about Non-Management Director Equity Awards” for further information related to option awards granted in 2008.

(4)	Mr. Sparkman rejoined the Audit Committee on July 28, 2008.

(5)	Mr. Stapleton joined the Board of Directors on April 24, 2008.

Mr. Arling, who is an officer and the Company’s only Class I Director, received no additional compensation for his service as a director during 2008. However, all directors are reimbursed for travel expenses and other out-of-pocket costs incurred to attend meetings.

Additional Information about Fees Earned or Paid in Cash in Fiscal 2008

The following table provides additional information about fees earned or paid in cash to non-management directors in fiscal 2008:

				Committee	Additional
		Annual	Committee	Meeting	BOD Meeting
		Retainers	Chair Fees(1)	Attendance Fees(2)	Attendance Fees(3)	Total
Name of Director	Year	($)	($)	($)	($)	($)

Mr. Chahil	2008	25,000	—	1,000	1,500	27,500
Mr. Mulligan	2008	25,000	10,000	4,000	3,000	42,000
Mr. Sparkman(4)	2008	25,000	10,000	3,000	1,500	39,500
Mr. Stapleton(5)	2008	17,187	—	—	1,500	18,687
Mr. Zinser	2008	25,000	10,000	4,000	3,000	42,000

(1)	Mr. Mulligan, Mr. Sparkman, and Mr. Zinser are the chairmen of the Corporate Governance and Nominating Committee, Compensation Committee, and Audit Committee, respectively.

(2)	Each committee member is paid $1,000 for the attendance of a committee meeting.

(3)	Each board member is paid $1,500 for each board of directors’ meeting attended in excess of four.

(4)	Mr. Sparkman rejoined the Audit Committee on July 28, 2008.

(5)	Mr. Stapleton joined the Board of Directors on April 24, 2008.

Additional Information about Non-Management Director Equity Awards

The following table provides additional information about non-management director equity awards, including the stock awards and option awards made to non-management directors during fiscal 2008, the grant date fair value of each of those awards and the number of stock awards and option awards outstanding as of the end of fiscal 2008:

			Grant Date
			Fair Value of
			Stock and
	Stock Awards	Option Awards	Option Awards	Stock Awards	Option Awards
	Granted During	Granted During	Granted During	Outstanding at	Outstanding at
	2008	2008	2008(1)	Year End	Year End
Name of Director	(#)	(#)	($)	(#)	(#)

Mr. Chahil	5,000	20,000	272,875	2,500	41,476
Mr. Mulligan	5,000	20,000	272,875	2,500	65,257
Mr. Sparkman	5,000	20,000	272,875	2,500	20,000
Mr. Stapleton(2)	5,938	20,000	338,909	2,500	20,000
Mr. Zinser	5,000	20,000	272,875	2,500	20,000

(1)	Represents the fair value of stock option and stock awards granted during 2008, calculated in accordance with SFAS 123R. For stock awards, that number is calculated by multiplying the fair market value of our common stock on the date of grant by the number of shares awarded. For option awards, that number is calculated by multiplying the Black-Scholes value determined as of the date of grant by the number of options awarded.

(2)	Mr. Stapleton joined the Board of Directors on April 24, 2008, and as such he was granted 938 stock awards for the stub period April 24, 2008 through June 30, 2008.

Related Persons Transactions

Review and Approval of Related Person Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The legal staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and then determine, based on facts and circumstances, whether the Company or related person has a direct or indirect material interest in the transaction. As required by SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the proxy statement.

Related Party Transactions

See “Employment Agreements — Paul D. Arling” above under the caption “Compensation Discussion and Analysis” section for a discussion of his indebtedness to us. This indebtedness was repaid to us by Mr. Arling in full on December 15, 2007.

Stock Ownership by Directors, Executive Officers and Other Beneficial Owners

Our Common Stock is the only outstanding class of equity securities we have. Ownership as of April 1, 2009 of our Common Stock by each director/nominee, each of the Named Executives, and by all our directors and executive officers as a group, and any person we know to be the beneficial holder of more than five percent of our Common Stock, is as follows:

	Shares of		% of Shares
	Common Stock		Issued
	Beneficially Owned		As of
Name and Address(1)	As of April 1, 2009		April 1, 2009

Directors and Nominees
Paul D. Arling	551,083	(2)	3.91%
Satjiv S. Chahil	62,267	(3)	*
William C. Mulligan	94,955	(4)	*
J.C. Sparkman	54,952	(5)	*
Gregory P. Stapleton	9,292	(6)	*
Edward K. Zinser	18,854	(7)	*
Non-Director Named Executive Officers
Bryan M. Hackworth	29,414	(8)	*
Paul J. M. Bennett	154,279	(9)	1.12%
Mark S. Kopaskie	18,183	(10)	*
Richard A. Firehammer Jr.	6,222	(11)	*
All Directors and Named Executive Officers as a Group (10 persons)	999,501		6.96%
Beneficial Owners of More than 5% of the Outstanding Company Stock
Eagle Asset Management Inc.	2,283,279	(12)	16.78%
Lord, Abbett & Co. LLC	1,293,182	(13)	9.51%
Barclays Global Investors, NA	952,293	(14)	7.00%
Wells Fargo & Company	848,552	(15)	6.24%
Rainier Investment Management Inc.	792,725	(16)	5. 83%

*	Less than one percent.

(1)	The address for each Director/Nominee and each Non-Director Executive Officer listed in this table is c/o Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. To the knowledge of the Company, each stockholder named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that stockholder unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable.

(2)	Includes 500,000 subject to options exercisable within 60 days. Also includes 1,000 shares held by Mr. Arling’s wife as to which Mr. Arling disclaims beneficial ownership.

(3)	Includes 28,142 shares subject to options exercisable within 60 days.

(4)	Includes 51,923 shares subject to options exercisable within 60 days.

(5)	Includes 6,666 shares subject to options exercisable within 60 days.

(6)	Includes 6,666 shares subject to options exercisable within 60 days.

(7)	Includes 6,666 shares subject to options exercisable within 60 days.

(8)	Includes 26,000 shares subject to options exercisable within 60 days.

(9)	Includes 110,000 shares subject to options exercisable within 60 days.

(10)	Includes 15,000 shares subject to options exercisable within 60 days.

(11)	Includes 5,000 shares subject to options exercisable within 60 days.

(12)	As reported on Schedule 13G/A as filed on January 27, 2009 with the Securities and Exchange Commission by Eagle Asset Management, Inc., an investment advisor company, with its principal business office at 880 Carillon Parkway, St. Petersburg, FL 33716.

(13)	As reported on Schedule 13G/A as filed on February 13, 2009 with the Securities and Exchange Commission by Lord, Abbett & Co. LLC, an investment advisor company, with its principal business office at 90 Hudson Street, Jersey City, New Jersey 07302.

(14)	As reported on Schedule 13G as filed on February 5, 2009 with the Securities and Exchange Commission by Barclays Global Investors, NA, a global bank, with its principal business office at 400 Howard Street, San Francisco, CA 94105.

(15)	As reported on Schedule 13G/A as filed on February 2, 2009 with the Securities and Exchange Commission by Wells Fargo & Company, an investment advisor company and bank, with its principal business office at 420 Montgomery Street, San Francisco, CA 94163.

(16)	As reported on Schedule 13G as filed on February 13, 2009 with the Securities and Exchange Commission by Rainier Investment Management Inc., an investment advisor company, with its principal business office at 601 Union Street, Suite 2801 Seattle, WA 98101.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires any person who is a director or officer of Universal, or the beneficial owner of more than ten percent of any class of our registered class equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the NASDAQ Stock Market. Such persons are further required to furnish us with copies of all such forms they file. Based solely on our review of the copies of such forms filed, we have determined that all of the documents required to be filed pursuant to Section 16(a) have been filed, except that each of Messrs. Arling, Firehammer, Hackworth, and Kopaskie were late filing one Form 4 in 2008 reporting transactions involving restricted stock issuances due to lack of staffing. In addition, each of Messrs. Bennett, Chahil, Mulligan, Sparkman and Zinser were tardy filing two Forms 4 in 2008 due to lack of timely receipt from the reporting person of price and other sales/transfer information. We continue to take steps necessary to ensure the timely filing of all such reports by providing each reporting person clear information with respect to the Section 16(a) reporting requirements.

Independent Auditors

We engaged Grant Thornton LLP (“GT”) as our independent registered public accounting firm for the fiscal year ending December 31, 2008. The decision to engage GT was approved by the Board of Directors, upon the recommendation of the Audit Committee and ratification by our shareholders.

The following table sets forth fees billed to us for the years ended December 31, 2008 and 2007 by our independent registered public accounting firm, Grant Thornton LLP.

	For the Year Ended
Type of Fees	12/31/2008(1)	12/31/2007(1)

Audit Fees(2)	$1,088,965	$1,161,904
Tax Fees	—	—
All Other Fees	22,070	—

	$1,111,035	$1,161,904

(1)	Fees billed in foreign currencies are converted using the average exchange rate over the period.

(2)	Includes fees for professional services rendered for the audit of our consolidated financial statements, the audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control, reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

PROPOSAL TWO: APPOINTMENT OF AUDITORS

The Board of Directors, acting on the recommendation of its Audit Committee, has appointed Grant Thornton LLP, a firm of independent registered public accountants, as auditors, to examine and report to the Board and to our stockholders on our consolidated financial statements and our subsidiaries for 2009. The Board of Directors is requesting stockholder ratification of such appointment. Representatives of Grant Thornton LLP will be present at the Annual Meeting, will be given an opportunity to make a statement, and will respond to appropriate questions.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for 2009. Stockholder ratification of the appointment requires an affirmative vote of the holders of a majority of shares of our Common Stock present in person or represented by proxy at the Annual Meeting. While stockholder ratification is not required, and thus the stockholder vote is not binding, the Board of Directors may reconsider its selection if the stockholders fail to ratify the appointment of Grant Thornton LLP as our independent registered public accountants for 2009.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF SUCH APPOINTMENT.

Stockholder Proposals for 2010 Annual Meeting

If a stockholder desires to have a proposal included in our proxy statement and form of proxy for the 2010 Annual Meeting of Stockholders, the proposal must conform to the requirements of Exchange Act Rule 14a-8 and other applicable proxy rules and interpretations of the Commission concerning the submission and content of proposals, must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630 and must be received no later than the close of business on December 31, 2009. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. In order for a stockholder’s proposal outside the processes of Rule 14a-8 to be considered timely within the meaning of Exchange Act Rule 14a-4(c)(1), the proposal must be received by us at the same address no later than March 13, 2010.

Proxy holders will use their discretion in voting proxies with respect to any stockholder proposal properly presented from the floor and not included in the Proxy Statement for the 2010 Annual Meeting, unless we have notice of the proposal and receive specific voting instructions with respect thereto by March 13, 2010.

Procedures for stockholder nominations are discussed above under the caption “Corporate Governance — Stockholder Nominations for Director.”

Solicitation of Proxies

Proxies will be solicited by mail, telephone or other means of communication. Solicitation also may be made by directors, officers and our employees who are not specifically employed for this purpose. We will reimburse brokerage firms, custodians, nominees and fiduciaries in accordance with the rules of the National Association of Securities Dealers, Inc., for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne us.

Form 10-K Annual Report

Any stockholder may obtain a copy of our 2008 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, with or without exhibits, by addressing a request to Investor Relations, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. A charge equal to the reproduction cost will be made if exhibits are requested.

By Order of the Board of Directors

Richard A. Firehammer, Jr.
Senior Vice President, General Counsel and Secretary

April 30, 2009

Appendix A

UNIVERSAL ELECTRONICS INC.
BY-LAWS, ARTICLE IV

STOCKHOLDER NOMINATION OF DIRECTOR CANDIDATES

Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, one hundred twenty (120) days in advance of the date of the Proxy Statement released to stockholders in connection with the previous year’s annual meeting of stockholders, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, a reasonable time in advance of the meeting. For purposes of this Section, a “reasonable time in advance of the meeting” is at least fifteen (15) days before the date that the Proxy Statement in connection with such meeting is to be mailed to the stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person and persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or at the meeting to nominate the by proxy person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a Proxy Statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

A-1

Appendix B

AUDIT COMMITTEE REPORT

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors and while management has the primary responsibility for the financial statements and the reporting process, our independent registered public accountants are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles, in all material respects.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accountants our audited financial statements for the year ended December 31, 2008. The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 114, “The Auditor’s Communication With Those Charged With Corporate Governance”, which supersedes SAS No. 61, “Communication With Audit Committees”. In addition, the Audit Committee has received from the independent registered public accountants the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees” and discussed with them their independence from Universal and our management. Finally, the Audit Committee has considered whether the independent registered public accountants’ provision of non-audit services provided to us, if any, is compatible with the registered public accountants’ independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that our financial statements for the year ended December 31, 2008 as presented to the Audit Committee, be included in our Annual Report on Form 10-K for the year ended December 31, 2008 to be filed with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated there under.

Audit Committee of the Board of Directors

Edward K. Zinser — Chairman
William C. Mulligan
J.C. Sparkman

B-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A   Proposals — The Board of Directors recommends a vote FOR the nominee listed and FOR Proposal 2.

1. Election of Director:	For	Withhold
+
01 - Paul D. Arling	☐	☐
The election of Paul D. Arling as a Class I director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2010 or until the election and qualification of his successor.

	For	Against	Abstain

2. Ratification of the appointment of Grant Thornton LLP, a firm of Independent Registered Public Accountants, as the Company’s auditors for the year ending December 31, 2009.	☐	☐	☐
To consider and act upon such other matters as may properly come before the meeting or any and all postponements or adjournments thereof.
 B   Non-Voting Items
Change of Address — Please print new address below.

 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

+

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Universal Electronics Inc.

Meeting Details
6101 Gateway Drive, Cypress, California 90630
Notice of Annual Meeting of Stockholders to be held on Tuesday, June 16, 2009
The undersigned hereby appoints Paul D. Arling and Bryan M. Hackworth and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of common stock of Universal Electronics Inc. held of record by the undersigned on April 17, 2009 at the Annual Meeting of Stockholders to be held on Tuesday, June 16, 2009 at 4:00 p.m., Pacific Daylight Time or any adjournment or postponement thereof.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ON THE REVERSE SIDE OF THIS CARD. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY WILL BE VOTED “FOR” THE NOMINEE FOR ELECTION AS DIRECTOR AND TO RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Tuesday, June 16, 2009, at 4:00 p.m. (Pacific Daylight Time). The Proxy Statement and the Annual Report on Form 10-K are available at www.uei.com under the heading “About Us” and then “Investor” and then “SEC Filings”.